Exhibit 99.1

Contacts:

Investor Relations:	Eric J. Shick
Vice President, Investor Relations
(908) 277-8413

Media Relations:	Holly P. Glass
Vice President, Government and Public Affairs
(703) 754-2848

Bard Announces Recall of Composix® Kugel® Mesh X-Large Patch

MURRAY HILL, NJ — (January 13, 2006) — C. R. Bard, Inc. (NYSE-BCR) today announced that it is voluntarily recalling its Bard® Composix® Kugel® Mesh X-Large Patch intended for ventral hernia repair. This recall does not affect any of the company’s other hernia repair products.

The company is initiating this recall due to reports that the device’s plastic coil ring, designed to aid in its deployment, may not withstand the increased stress associated with certain surgical placement techniques. The company has received 24 reports of broken rings out of approximately 32,000 units sold since 2002, a rate of approximately 0.08%.

The products affected by this recall were distributed to customers worldwide. Bard has notified affected customers and the appropriate regulatory agencies, including the U.S. Food and Drug Administration.

The three product codes involved generated sales of approximately $11 million in 2005, before the effect of the recall.

The company expects to record a sales reduction and related charges associated with the recall in the 2005 fourth quarter and these adjustments will cause the company’s results to be below previously stated guidance for the quarter. The company remains comfortable with its previously stated guidance for 2006 of constant currency net sales growth of between 9 percent and 10 percent and diluted earnings per share equivalent to a minimum of $3.42, excluding the effect of FAS123R.

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, N.J., is a leading multinational developer, manufacturer, and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to our September 30, 2005 10-Q for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

Net sales, excluding foreign exchange, ongoing net sales and net income and diluted earnings per share (EPS) excluding certain items are non-GAAP financial measures. The company analyzes net sales on a constant currency and ongoing basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales. The company believes that comparing ongoing net sales between periods provides an additional and meaningful analysis of comparable operations. Net income and EPS excluding certain items are used by the company to measure the comparability of results between periods. Certain items such as investment gains and litigation outcomes may not reflect underlying operating results, and other items such as the FAS123R stock option expense may affect the comparability of results between periods. As a result, the company believes the exclusion of these and similar items provides an additional and meaningful assessment of net income and EPS. The limitation of these non-GAAP measures is that, by excluding certain items, they do not reflect results on a standardized reporting basis. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be viewed as a replacement for GAAP results. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, please see the investor relations section of the company’s web site, www.crbard.com.